EXHIBIT 99

FOR RELEASE 8:00 AM ET, February 28, 2020

Contact:    Robert S. Tissue, Executive Vice President & CFO
Telephone:    (304) 530-0552
Email:        rtissue@summitfgi.com

SUMMIT FINANCIAL GROUP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM OF UP TO 750,000 SHARES
MOOREFIELD, WV - February 28, 2020 (GLOBE NEWSWIRE) - Summit Financial Group, Inc. (“Summit”) (NASDAQ: SMMF) today announces its Board of Directors recently approved a stock repurchase program of up to 750,000 shares of its outstanding common stock. Shares repurchased will be made in management’s discretion at prices it considers to be attractive and in the best interests of both the Company and its shareholders, subject to the availability of shares, general market conditions, the trading price of the shares, alternative uses for capital and the Company’s financial performance. The program does not obligate Summit to repurchase any particular number of shares of common stock during any period, and it may be discontinued, suspended or restarted at any time at the Company's discretion.

ABOUT THE COMPANY
Summit Financial Group, Inc. is a $2.4 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle, Southern and North Central regions of West Virginia and the Northern, Shenandoah Valley and Southwestern regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates thirty-six banking locations.